Exhibit 99.2

Heritage Commerce Corp Declares Regular Quarterly Cash Dividend of $0.13 Per Share

San Jose, California — April 22, 2021 — Heritage Commerce Corp (Nasdaq: HTBK), the holding company for Heritage Bank of Commerce, today announced that its Board of Directors declared its regular quarterly cash dividend of $0.13 per share to holders of common stock. The dividend will be payable on May 27, 2021, to shareholders of record at close of business day on May 13, 2021.

“The Board of Directors is pleased to be able to announce the issuance of its regular quarterly cash dividend, despite the challenges presented by the ongoing pandemic,” said Walter Kaczmarek, President and Chief Executive Officer. “We believe that our quarterly dividend is an important part of building shareholder value.”

Heritage Commerce Corp, a bank holding company established in October 1997, is the parent company of Heritage Bank of Commerce, established in 1994 and headquartered in San Jose, CA with full-service branches in Danville, Fremont, Gilroy, Hollister, Livermore, Los Altos, Los Gatos, Morgan Hill, Palo Alto, Pleasanton, Redwood City, San Francisco, San Jose, San Mateo, San Rafael, Sunnyvale, and Walnut Creek. Heritage Bank of Commerce is an SBA Preferred Lender. Bay View Funding, a subsidiary of Heritage Bank of Commerce, is based in San Jose, CA and provides business-essential working capital factoring financing to various industries throughout the United States. For more information, please visit www.heritagecommercecorp.com.

Member FDIC

For additional information, contact:

Debbie Reuter

EVP, Corporate Secretary

Direct: (408) 494-4542

Debbie.Reuter@herbank.com